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                                                                      Exhibit 11
                                                                      ----------

H.B. Fuller Company and Consolidated Subsidiaries
Computation of Net Earnings Per Common Share
Years Ended November 30, 1994, 1993, and 1992
(Dollars in thousands, except share amounts)

                                                       1994       1993       1992
                                                    ---------- ---------- ----------
Primary
Earnings:
  Earnings before accounting change                    $30,863    $21,701    $35,622
  Dividends on preferred stock                             (15)       (15)       (15)
                                                    ---------- ---------- ----------
  Earnings before acctg. chg. applicable to
    common stock                                        30,848     21,686     35,607
  Cumulative effect of accounting change                          (11,717)
                                                    ---------- ---------- ----------
  Earnings applicable to common stock                  $30,848     $9,969    $35,607
                                                    ========== ========== ==========


Shares:
  Weighted average number of common shares
    outstanding                                     13,926,957 13,883,904 13,778,095
  Common share equivalents of stock options
    outstanding (determined by the
    treasury stock method using
    average quarterly prices)                          109,377    134,048    211,349
                                                    ---------- ---------- ----------


    Weighted average shares outstanding and common
     stock equivalent shares                        14,036,334 14,017,952 13,989,444
                                                    ========== ========== ==========


  Primary earnings per common share:
      Earnings before accounting change per share        $2.20      $1.55      $2.55
      Cumulative effect of accounting change
        per share                                                   (0.84)
                                                    ---------- ---------- ----------
      Net earnings per common share                      $2.20      $0.71      $2.55
                                                    ========== ========== ==========


This calculation is submitted in accordance with Securities Exchange Act of 1934 Release
  No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

Assuming full dilution
Earnings:
  Earnings are exactly the same as presented above under primary.

Shares:
  Weighted average number of common
    shares outstanding                              13,926,957 13,883,904 13,778,095
  Common share equivalents of stock
    options outstanding (determined by the
    treasury stock method using higher of
    quarter end or average quarterly prices)            109,936    134,834    212,331
    Weighted average shares outstanding and         ---------- ---------- ----------
     common stock equivalent shares                 14,036,893 14,018,738 13,990,426
                                                    ========== ========== ==========
  Earnings per common share assuming full dilution:
      Earnings before accounting change per share        $2.20      $1.55      $2.55
      Cumulative effect of accounting
        change per share                                            (0.84)
                                                    ---------- ---------- ----------
      Net earnings per common share                      $2.20      $0.71      $2.55
                                                    ========== ========== ==========